Exhibit 1.1

ENCORE CAPITAL GROUP, INC.

Common Stock

$0.01 Par Value

EQUITY DISTRIBUTION AGREEMENT

August 27, 2018

CREDIT SUISSE SECURITIES (USA) LLC

Eleven Madison Avenue

New York, New York 10010-3629

SUNTRUST ROBINSON HUMPHREY, INC.

333 Peachtree Road NE, 11th Floor

Atlanta, Georgia 30326

1. Introductory. Encore Capital Group, Inc., a Delaware corporation (the “Company”), agrees with Credit Suisse Securities (USA) LLC and SunTrust Robinson Humphrey, Inc. (each, a “Manager,” and collectively, the “Managers”) to issue and sell from time to time through any of the Managers, as sales agents, shares of its common stock, par value $0.01 per share (the “Common Stock”) having an aggregate offering price of up to $50.0 million (the “Maximum Amount”) on the terms set forth herein. The shares of Common Stock to be issued and sold hereunder shall be referred to as the “Shares.”

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, each of the Managers that:

(a) The Company and the transactions contemplated by this Agreement meet the requirements for and comply with the applicable conditions set forth in Form S-3 (including General Instructions I.A and I.B) under the Act. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-226189), including a related prospectus or prospectuses, covering the registration of the Shares under the Act, which became effective at the time of filing. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B. The Prospectus Supplement will name the Managers as the agents in the section entitled “Plan of Distribution.” The Company has not received, and has no notice of, any order of the Commission preventing or suspending the use of the Registration Statement, or threatening or instituting proceedings for that purpose. The Registration Statement and the offer and sale of Shares as contemplated hereby meet the requirements of Rule 415 under the Act and comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed. Copies of the Registration Statement, the Prospectus, and any such amendments or supplements and all documents incorporated by reference therein that were filed with the Commission on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to the Managers and their counsel. The Company has not distributed and, prior to the later to occur of each Settlement Date (as defined below) and completion of the distribution of the Shares, will not distribute any offering material in connection with the offering or sale of the Shares other than the Registration Statement and the Prospectus and any Permitted Issuer Free Writing Prospectus. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is currently listed on The NASDAQ Capital Market (“NASDAQ”) under the trading symbol “ECPG.” The Company has taken no action designed to terminate the registration of the Common Stock under the Exchange Act or delist the Common Stock from NASDAQ. The Company has not received any notification that the Commission is contemplating terminating such registration. Except as set forth in the General Disclosure Package, the Company (i) has not received any notification that NASDAQ is contemplating a delisting of the Common Stock from NASDAQ, and (ii) is, to its knowledge, in material compliance with all applicable listing requirements of NASDAQ.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means the time of each sale of any Shares pursuant to this Agreement.

“Basic Prospectus,” as used herein, means the base prospectus filed as part of each Registration Statement, together with any amendments or supplements thereto as of the date of this Agreement.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Shares means each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Permitted Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Shares in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) and, in each case, to which each of the Managers has consented (such consent not to be unreasonably withheld or delayed).

“Permitted Limited Use Free Writing Prospectus” means any Permitted Issuer Free Writing Prospectus that the Company and each of the Managers agree shall not be considered to be part of the General Disclosure Package.

“Prospectus” means the Prospectus Supplement together with the Basic Prospectus attached to or used with the Prospectus Supplement.

“Prospectus Supplement” means the prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Act within the time period prescribed therein, in the form furnished by the Company to each of the Managers in connection with the offering of the Shares.

“Representation Date” means (1) each date on which the Registration Statement or the Prospectus shall be amended or supplemented, (2) each date on which the Company shall file an annual report on Form 10-K or quarterly report on Form 10-Q, (3) each date on which the Company shall file a report on Form 8-K containing financial statements incorporated by reference into the Registration Statement and the General Disclosure Package or (4) any other date reasonably requested by the Managers.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and NASDAQ (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Shares that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b) The Registration Statement, when it became effective, and the Prospectus, and any amendment or supplement thereto, on the date of such Prospectus or amendment or supplement, conformed and will conform in all material respects with the requirements of the Act. At each Settlement Date, the Registration Statement and the Prospectus, as of such date, will conform in all material respects with the requirements of the Act. The Registration Statement, when it became effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Managers specifically for use in the preparation thereof.

(c) (i) Well-Known Seasoned Issuer Status. (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Shares in reliance on the exemption of Rule 163, the Company was a “well-known seasoned issuer” as defined in Rule 405, including not being an “ineligible issuer” as defined in Rule 405.

(ii) Effectiveness of Automatic Shelf Registration Statement. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the date hereof.

(iii) Eligibility to Use Automatic Shelf Registration Form. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will promptly notify the each of the Managers and will take all other commercially reasonable action necessary or appropriate to permit the public offering and sale of the Shares to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such a registration statement or post-effective amendment, as the case may be.

(iv) Filing Fees. The Company has paid or shall pay the required Commission filing fees relating to the Shares within the time required by Rule 456(b)(1) and otherwise in accordance with Rules 456(b) and 457(r).

(d) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Shares and (ii) at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Shares, all as described in Rule 405.

(e) As of each Applicable Time, neither (i) the Permitted Issuer Free Writing Prospectus(es), if any, issued at or prior to each Applicable Time and the Prospectus, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Permitted Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, will include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The preceding sentence does not apply to statements in or omissions from any Prospectus or any Permitted Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by the Managers specifically for use therein, it being understood and agreed that the only such information furnished by the Managers consists of the information described as such in Section 6(b) hereof.

(f) Each Permitted Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Shares or until any earlier date that the Company notified or notifies each of the Managers as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of a Permitted Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Permitted Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Permitted Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company will promptly notify each of the Managers.

(g) Each of the Company and its subsidiaries has been duly incorporated or organized, and is validly existing in good standing, under the laws of the jurisdiction of its incorporation or organization, as applicable, has the corporate or organizational power and authority to own its property and to conduct its business as described in the General Disclosure Package and is duly qualified to transact business and is in good standing (to the extent that the concept of good standing is applicable) in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect (as defined below); all of the issued shares of capital stock or other ownership interests of each the Company and its subsidiaries have been duly and validly authorized and issued, are fully paid and non-assessable (to the extent such concepts are applicable with respect to such ownership interests) and are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims, other than liens, encumbrances, equities and claims on such shares of capital stock or other ownership interests arising under the Company’s and each of its subsidiaries’ outstanding debt instruments and facilities described in the General Disclosure Package.

(h) This Agreement has been duly authorized, executed and delivered by the Company.

(i) The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in the Prospectus and will conform to the information in the General Disclosure Package; the stockholders of the Company have no preemptive rights with respect to the Shares; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.

(j) The shares of the Company’s common stock, par value $0.01 per share, outstanding as of the date hereof have been duly authorized and are validly issued, fully paid and non-assessable.

(k) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, and the consummation of the transactions contemplated by the General Disclosure Package will not contravene, violate or cause a default under (if applicable) (i) any provision of applicable law or the certificate of incorporation or bylaws of the Company, (ii) any agreement or other instrument binding upon the Company or any of its subsidiaries, or (iii) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, except, in the cases of clauses (ii) and (iii) above, for any such contravention that would not, singly or in the aggregate, have a Material Adverse Effect on the power or ability of the Company to perform its obligations under this Agreement.

(l) No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, except such as may be required by the securities or “blue sky” (“Blue Sky”) laws of the various states in connection with the transactions contemplated hereby, and except for any such consents, approvals, authorizations, orders or qualifications the absence of which would not, singly or in the aggregate, have a Material Adverse Effect, or in the power and ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby. Neither the Company nor any of its subsidiaries is (i) in violation of its charter, bylaws or other constitutive document or (ii) in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any property or assets of the Company or any of its subsidiaries is subject, except, in the case of clause (ii) above, for such Defaults as would not, singly or in the aggregate, result in a Material Adverse Effect, taken as a whole.

(m) Since the date of the last audited financial statements, there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and the Company’s subsidiaries, taken as a whole (a “Material Adverse Effect”), except as otherwise set forth in the General Disclosure Package.

(n) Other than proceedings accurately described in all material respects in the Registration Statement and the General Disclosure Package, there are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened (i) to which the Company is a party or to which any of the properties of the Company or any of its subsidiaries is subject that would have a Material Adverse Effect, or on the power or ability of the Company to perform its obligations under this Agreement, or to consummate the transactions contemplated by the General Disclosure Package or (ii) that are required to be described in the Registration Statement or the General Disclosure Package and are not so described; and there are no statutes, regulations, contracts or other documents to which the Company is subject or by which the Company is bound that are required to be described in the Registration Statement or the General Disclosure Package or to be filed.

(o) The Company and each of its subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and neither the Company nor any of its subsidiaries has received any written notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing except, in each of the foregoing cases, those failures to own or possess or acquire and those notices of infringement which would not, singly or in the aggregate, have a Material Adverse Effect.

(p) The Basic Prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Act, complied when so filed in all material respects with the Act and the applicable Rules and Regulations.

(q) The Company and each of its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except (x) where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect or (y) as described in the General Disclosure Package.

(r) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for cleanup, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) (x) which would not, singly or in the aggregate, have a Material Adverse Effect, or (y) as described in the General Disclosure Package.

(s) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company, except as described in the General Disclosure Package or has been satisfied or waived.

(t) The Company is not, and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the General Disclosure Package, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(u) The Company is in compliance in all material respects, with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

(v) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA (as defined below), the U.K. Bribery Act (as defined below) or any other applicable anti-bribery or anti-corruption law, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, the U.K. Bribery Act or any other applicable anti-bribery or anti-corruption law and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA, the U.K. Bribery Act and other applicable anti-bribery and anti-corruption laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

“FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“U.K. Bribery Act” means the Bribery Act 2010 of the United Kingdom, as amended, and the rules and regulations thereunder.

(w) The operations of the Company and each of its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(x) Neither the Company nor any of its subsidiaries, any director or any officer of the Company, nor, to the knowledge of the Company, any agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions. The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject of Sanctions, or is in Crimea, Cuba, Iran, North Korea, Syria or in any other country or territory, that, at the time of such funding or facilitation, is the subject of Sanctions, or (i) in any other manner that will result in a violation by any person (including any person participating in the offering, whether as agent, underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in any dealings or transactions (a) with any person or entity or (b) with or in any country or territory that, at the time of the dealing or transaction, is or was the subject or target of Sanctions.

(y) The Company and its subsidiaries have timely filed all U.S. federal, state and local and all U.K. and other non-U.S. tax returns required to be filed through the date of this Agreement or have timely requested extensions thereof (except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect) and have paid all taxes required to be paid (except for cases in which the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect, or, except as currently being contested in good faith and for which adequate reserves required by U.S. generally accepted accounting principles have been created in the financial statements of the Company or the Company’s subsidiary, as applicable), and except as otherwise disclosed in the General Disclosure Package, no tax deficiency has been determined adversely to the Company or any of the Company’s subsidiaries which has had (nor does the Company or any of the Company’s subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or any of the Company’s subsidiaries and which could reasonably be expected to have) a Material Adverse Effect.

(z) The Company and each of its subsidiaries have good and marketable title to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and each of its subsidiaries taken as a whole, in each case free and clear of all liens, encumbrances and defects except such as are described in the General Disclosure

Package or such as would not, singly or in the aggregate, have a Material Adverse Effect, and such as do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; any real property and buildings held under lease by the Company and each of each of its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material to the Company and each of its subsidiaries taken as a whole and do not interfere with the use made and proposed to be made of such property and buildings by the Company and each of its subsidiaries, in each case except as described in the General Disclosure Package.

(aa) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are prudent and customary in the businesses in which they are engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or obtain similar coverage from similar insurers as may be necessary to continue its business.

(bb) The historical financial statements (including the related schedules and notes) contained or incorporated by reference in the Registration Statement and the General Disclosure Package, (i) comply in all material respects with the applicable requirements under the Act and the Exchange Act, (ii) present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods, and (iii) have been prepared in accordance with U.S. generally accepted accounting principles consistently applied throughout the periods involved, except to the extent disclosed therein. Nothing has come to the attention of the Company that has caused it to believe that the statistical and market-related data included in the Registration Statement and the General Disclosure Package is not based on or derived from sources that are reliable and accurate in all material respects.

(cc) BDO USA, LLP, who has certified certain financial statements of the Company and each of its subsidiaries and has audited the Company’s internal control over financial reporting and management’s assessment thereof, is an independent public accountant as required by the Act and the Rules and Regulations.

(dd) No material labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of the Company’s principal suppliers, manufacturers or contractors that would reasonably be expected to have a Material Adverse Effect.

(ee) The Company and each of its subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, its subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”), of which the Company or such subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, except for any “reportable event” that would not, singly or in the aggregate, have a Material Adverse Effect. No “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would not comply with applicable funding requirements. Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code, unless such liability would not, singly or in the aggregate, result in a Material Adverse Effect. Each “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(ff) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the General Disclosure Package is accurate. Except as described in the General Disclosure Package, since the end of the Company’s most recent audited fiscal year, there has been (x) no material weakness in the (i) Company’s internal control over financial reporting (whether or not remediated) and (y) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(gg) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act.

(hh) Each material contract, agreement and license to which the Company or any of its subsidiaries is bound is valid, binding, enforceable, and in full force and effect against the Company or its subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in law or equity). Neither the Company nor any subsidiary of the Company, to the knowledge of the Company, is in breach or default in any material respect with respect to any such contract, agreement or license, and, to the knowledge of the Company, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under any such contract, agreement or license, except as would not, singly or in the aggregate, have a Material Adverse Effect.

(ii) The Company and each of its subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Permits”) necessary to the conduct of the business now conducted by them, except for such failure to possess any such Permit would not, singly or in the aggregate, have a Material Adverse Effect; and, to the Company’s knowledge, the Company and each of its subsidiaries have not received any written notice of proceedings relating to the revocation or modification of any Permits that, if determined adversely to the Company or any of its subsidiaries, would have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of any law or statute or any decree, judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, applicable to it or any of its properties, including without limitation, the Fair Debt Collection Practices Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Truth-in-Lending Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Equal Credit Opportunity Act, the Gramm-Leach- Bliley Act, the Electronic Funds Transfer Act, the Telephone Consumer Protection Act, the Credit CARD Act, the Servicemembers’ Civil Relief Act, the Health Insurance Portability and Accountability Act, the Wire Act, Federal Trade Commission Act and FCPA, except as would not, singly or in the aggregate, have a Material Adverse Effect.

(jj) The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the General Disclosure Package fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(kk) The Company has not taken, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares, or to result in a violation of Regulation M under the Exchange Act.

(ll) Except as provided for in this Agreement, there is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.

(mm) The Common Stock is an “actively traded security” exempted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

(nn) The Company has not entered into any other sales agency or distribution agreements or similar arrangements with any agent or other representative in respect of the Shares and the “at the market” program established by this Agreement, the terms of which that have not been properly and duly waived.

3. Sale and Delivery of the Shares. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company and each of the Managers agree that the Company may from time to time seek to sell Shares through any Manager, acting as sales agent, as follows:

(a) Placement Notice. Each time that the Company wishes to issue and sell Shares hereunder (each, a “Placement”), it shall notify the applicable Manager(s) by email notice (or other method mutually agreed to in writing by the Company and the Managers) of the number of Shares to be issued, the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one day and any minimum price below which sales may not be made (a “Placement Notice”), in a form substantially similar to the form attached hereto as Schedule A. The Placement Notice shall originate from any of the individuals of the Company set forth on Schedule B hereto (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from the applicable Manager set forth on Schedule B hereto, as such Schedule B may be amended from time to time. The Placement Notice shall be effective unless and until (i) the applicable Manager declines to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Shares thereunder have been sold, (iii) the Company, in its sole discretion, suspends or terminates the Placement Notice or (iv) this Agreement has been terminated under the provisions of Section 15. It is expressly acknowledged and agreed that neither the Company nor the applicable Manager will have any obligation whatsoever with respect to a Placement or any Shares unless and until the Company delivers a Placement Notice to the applicable Manager and such Manager does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control. A Placement Notice shall not set forth a number of Shares that, when added to the aggregate number of Shares previously sold and to be sold pursuant to pending Placement Notices (if any) hereunder, results in an aggregate offering price exceeding the Maximum Amount.

(b) Sale of Shares by the Managers. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, upon a Manager’s acceptance of the terms of a Placement Notice, and unless the sale of the Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, the applicable Manager, for the period specified in the Placement Notice, shall use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice. The Company acknowledges and agrees that (i) there can be no assurance that the Managers will be successful in selling the Shares and (ii) the Managers will incur no liability or obligation to the Company or any other person or entity if they do not sell Shares for any reason other than a failure by the applicable Manager to use its reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as required under this Agreement. Subject to the terms of the Placement Notice, the Managers may sell Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Act, including without limitation sales made directly on the NASDAQ, on any other existing trading market for the Common Stock or to or through a market maker. Subject to the terms of a Placement Notice, the Managers may also sell Shares by any other method permitted by law, it being understood that no sale may be made in a privately negotiated transaction without the prior consent of the Company. As used herein, “Trading Day” means any day on which the Common Stock is traded on the NASDAQ.

(c) Written Confirmation Regarding Sale of Shares. Each Manager shall provide written confirmation to the Company no later than the opening of the day immediately following the Trading Day on which it has made sales of Shares hereunder setting forth the number of Shares sold on such Trading Day, the compensation payable by the Company to the Managers pursuant to Section 3(h) with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by such Manager (as set forth in Section 3(e)) from the gross proceeds that it receives from such sales.

(d) Suspension of Sales. The Company, on the one hand, or any of the Managers, on the other, may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule B hereto, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply, which acknowledgement shall be provided promptly) or by telephone (confirmed immediately by email correspondence to each of the individuals of the other party set forth on Schedule B hereto), suspend any sale of Shares (a “Suspension”); provided, however, that such Suspension shall not affect or impair any party’s obligations with respect to any Shares sold hereunder prior to the receipt of such notice. While a Suspension is in effect, any obligation under Sections 4(k), 4(l), 4(m), and 4(n) with respect to the delivery of certificates, opinions, or comfort letters to the Managers shall be waived; provided, however, that such waiver shall not apply for the Representation Date occurring on the date that the Company files its annual report on Form 10-K. Each of the parties hereto agrees that no such notice under this Section 3 shall be effective against any other party unless it is made to one of the individuals named on Schedule B hereto, as such Schedule may be amended from time to time. If any party hereto has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Company or the Shares, it shall promptly notify the other parties, and sales of Shares under this Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

(e) Settlement of Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Shares shall occur on the second (2nd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The Managers shall notify the Company of each sale of Shares on the date of such sale. The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by the Managers, after deduction for (i) the Managers’ commission, discount or other compensation for such sales payable by the Company pursuant to Section 3(h), and (ii) any transaction fees imposed by the Commission or any other governmental or self-regulatory organization in respect of such sales. At each Applicable Time, on each Settlement Date, and at each Representation Date, the Company shall be deemed to have affirmed each representation, warranty, covenant and other agreement contained in this Agreement. Any obligation of any of the Managers to use its commercially reasonable efforts to sell the Shares on behalf of the Company as sales agent shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 5 of this Agreement.

(f) Delivery of Shares. On or before each Settlement Date, the Company shall, or shall cause its transfer agent to, electronically transfer the Shares being sold by crediting the Managers’ or their designee’s account (provided the Managers shall have given the Company written notice of such designee at least one Trading Day prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradable, transferable, registered shares in good deliverable form. On each Settlement Date, the Managers shall deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, the Settlement Date. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Shares on a Settlement Date, in addition to and in no way limiting the rights and obligations set forth in Section 6(a), it will (i) hold the Managers harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company or its transfer agent (if applicable) and (ii) pay to the Managers any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

(g) Denominations; Registration. Certificates for the Shares, if any, shall be in such denominations and registered in such names as the Managers may request in writing at least one full business day before the relevant Settlement Date. The certificates for the Shares, if any, will be made available by the Company for examination and packaging by the Managers in The City of New York not later than noon (New York time) on the business day prior to the Settlement Date.

(h) Compensation of the Managers. The compensation to the Managers for sales of the Shares shall be equal to an amount up to 2.0% of the gross proceeds of the Shares sold pursuant to this Agreement, which amount shall be netted out of the proceeds to be delivered to the Company as set forth in Section 3(e) above.

4. Certain Agreements of the Company. The Company agrees with the Managers that:

(a) Filing of Amendments; Response to Commission Requests. The Company will promptly advise each of the Managers of any proposal to amend or supplement the Registration Statement or any Prospectus at any time and will offer the Managers a reasonable opportunity to comment on any such proposed amendment or supplement; and the Company will also advise each of the Managers promptly of (i) the filing of any such amendment or supplement in each case other than amendments and supplements made through the incorporation by reference of reports on Forms 10-Q or 10-K or reports on Form 8-K that do not contain disclosure relating to this Agreement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Prospectus or documents incorporated by reference therein, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(b) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Shares is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any underwriter or dealer, any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Prospectus to comply with the Act, the Company will promptly notify each of the Managers of such event and promptly notify each of the Managers to suspend solicitation of purchases of the Shares and forthwith upon receipt of such notice, each of the Managers shall suspend its solicitation of purchases of the Shares and shall cease using the Prospectus; and if the Company shall decide to amend or supplement the Registration Statement or the Prospectus, it will promptly advise each of the Managers by telephone (with confirmation in writing), will promptly prepare and file with the Commission an amendment or supplement to the Registration Statement or the Prospectus which will correct such statement or omission or effect such compliance and will advise each of the Managers when the Managers are free to resume such solicitation. Neither the Managers’ consent to, nor the Managers’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 5 hereof. The Company, during the period when a prospectus relating to the Shares is required to be delivered under the Act (whether physically or through compliance with Rule 172 under the Act or any similar rule), will file promptly all documents required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus Supplement and will promptly advise each of the Managers if the Company failed to file such reports within the time period prescribed therein.

(c) Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(d) Furnishing of Prospectuses. Upon the request of the Managers, the Company will furnish to each of the Managers copies of the Registration Statement, including all exhibits, and the Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Managers reasonably request. The Company will pay the expenses of printing and distributing to each of the Managers all such documents.

(e) Blue Sky Qualifications. The Company will arrange, if necessary, for the qualification of the Shares for sale under the laws of such jurisdictions as the Managers may reasonably designate and will use commercially reasonable efforts to maintain such qualifications in effect so long as required for the distribution of the Shares; provided however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(f) Reporting Requirements. During the period of three years hereafter, the Company will furnish to each of the Managers, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to each of the Managers (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Managers may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Managers.

(g) Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to (i) any filing fees and other expenses (excluding the fees and disbursements of counsel to the Managers) incurred in connection with qualification of the Shares under the laws of such jurisdictions as the Managers reasonably designate and the preparation and printing of memoranda relating thereto, (ii) fees and expenses incident to listing the Shares on the New York Stock Exchange, NYSE MKT, NASDAQ and other national and foreign exchanges, (iii) fees and expenses in connection with the registration of the Shares under the Exchange Act, (iv) expenses incurred in distributing the Prospectus (including any amendments and supplements thereto) to the Managers and for expenses incurred for preparing, printing and distributing any Permitted Issuer Free Writing Prospectuses to investors or prospective investors and (v) the fees and disbursements of counsel to the Company and the Company’s former and current independent registered public accounting firms.

(h) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Shares in the manner specified in the Prospectus under “Use of Proceeds.”

(i) Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Shares.

(j) Listing and Reservation of Common Stock. The Company will use its commercially reasonable efforts to cause the Shares to be listed for trading on NASDAQ and to maintain such listing. The Company, as of the date of this Agreement, has reserved out of authorized but unissued Common Stock 1,000,000 Shares and the Company will keep such Shares available at all times, free of preemptive rights, and, once additional authorized and unissued Common Stock is available upon the expiration of certain warrant agreements (the “Additional Shares Date”), the Company will reserve out of such additional authorized but unissued Common Stock and keep available at all times, free of preemptive rights, the full number of Shares to be issued and sold hereunder.

(k) Company Periodic Report Dates. The Company shall disclose in its quarterly reports on Form 10-Q and in its annual reports on Form 10-K the number of Shares sold through the Managers under this Agreement, the net proceeds received by the Company and the compensation paid by the Company to the Managers with respect to sales of Shares pursuant to this Agreement.

(l) Officer’s Certificates. Upon commencement of the offering of Shares under this Agreement and within three (3) Trading Days of any Representation Date, the Company will furnish or cause to be furnished forthwith to the Managers a certificate dated as of such Representation Date, in a form reasonably satisfactory to the Managers to the effect that the statements contained in the certificate referred to in Section 5(f) of this Agreement which were last furnished to the Managers are true and correct at such Representation Date as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement, the General Disclosure Package and the Prospectus as amended and supplemented to such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 5(f), but modified as necessary to relate to the Registration Statement and the Prospectus as amended and modified and supplemented, or to the documents incorporated by reference into the Prospectus, to the time of delivery of such certificate.

(m) Opinions of Counsel for the Company. Upon commencement of the offering of Shares under this Agreement and within three (3) Trading Days of the Additional Shares Date and within three (3) Trading Days of any Representation Date, the Company will furnish or cause to be furnished to the Managers and to counsel to the Managers the written opinion and letter of Latham & Watkins LLP, counsel for the Company, or other counsel reasonably satisfactory to the Managers, dated as of such Representation Date, in a form and substance reasonably satisfactory to the Managers and their counsel, of the same tenor as the opinions and letters referred to in Section 5(d) of this Agreement, but modified as necessary to relate to the Registration Statement, the General

Disclosure Package and the Prospectus as amended and supplemented, or to the documents incorporated by reference into the Prospectus, to the time of delivery of such opinion and letter or, in lieu of such opinion and letter, counsel last furnishing such letter to the Managers shall furnish such Managers with a letter substantially to the effect that the Managers may rely on such last opinion and letter to the same extent as though each were dated the date of such letter authorizing reliance (except that statements in such last letter shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such letter authorizing reliance).

(n) Accountant’s Comfort Letters. Upon commencement of the offering of Shares under this Agreement and within three (3) Trading Days of any Representation Date, the Company will cause BDO USA, LLP, or other independent accountants reasonably satisfactory to the Managers, to furnish to the Managers a letter, as of such Representation Date, in form reasonably satisfactory to the Managers and their counsel, of the same tenor as the letter referred to in Section 5(a) hereof, but modified as necessary to relate to the Registration Statement, the General Disclosure Package and the Prospectus, as amended and supplemented, or to the documents incorporated by reference into the Prospectus, to the date of such letter.

(o) Available Shares. To reserve and keep available at all times, free of preemptive rights, Shares for the purpose of enabling the Company to satisfy its obligations hereunder.

(p) Rule 433. To comply with the requirements of Rule 433 under the Act applicable to any “issuer free writing prospectus,” as defined in such rule, including timely filing with the Commission where required, legending and record keeping.

(q) Managers’ Trading of Common Stock. The Company consents to each of the Managers trading in the Company’s Common Stock for such Manager’s own account and for the account of its clients at the same time as sales of Shares occur pursuant to this Agreement.

(r) Right of Refusal. If to the knowledge of the Company, all filings required by Rule 424 in connection with this offering shall not have been made or the representation in Section 2(b) shall not be true and correct on the applicable Settlement Date, the Company will offer to any person who has agreed to purchase Shares from the Company as the result of an offer to purchase solicited by the Managers the right to refuse to purchase and pay for such Shares.

(s) Due Diligence. The Company will afford the Managers, on reasonable notice, a reasonable opportunity to conduct a due diligence investigation with respect to the Company customary in scope for transactions of the type contemplated hereby (including, without limitation, the availability of the chief financial officer and general counsel to respond to questions regarding the business and financial condition of the Company and the right to have made available to them for inspection such records and other information as they may reasonably request).

5. Conditions of the Obligations of the Managers. The obligations of each of the Managers hereunder with respect to any order submitted to such Manager by the Company to sell Shares are subject to the accuracy of the representations and warranties of the Company herein, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) Accountant’s Comfort Letter. The Managers shall have received letters of BDO USA, LLP on each Representation Date, dated such date, confirming that it is a registered public accounting firm and independent public accountant within the meaning of the Securities Laws, in form and substance satisfactory to the Managers.

(b) Filing of Prospectus. The Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 4(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or the Managers, shall be contemplated by the Commission.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and each of its subsidiaries taken as a whole which, in the judgment of the Managers, is material and adverse and makes it impractical or inadvisable to sell the Shares, (ii) any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company’s securities by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act, (iii) suspension or material limitation of trading in securities generally on, or by, as the case may be, any of the New York Stock Exchange or NASDAQ, (iv) the suspension of trading of any securities of the Company on any exchange or in any over-the-counter market, (v) a material disruption in securities settlement, payment or clearance services in the United States, (vi) any moratorium on commercial banking activities declared by Federal or New York State authorities or (vii) any outbreak or escalation of hostilities, or any change in financial markets, currency exchange rates or controls or any calamity or crisis that, in the Managers’ reasonable judgment, is materially adverse and which, singly or together with any other event specified in clause (vi), makes it impracticable or inadvisable to market the Shares or to enforce contracts for the sale of the Shares.

(d) Opinion of Counsel for the Company. The Managers shall have received an opinion, on each Representation Date, dated such date, of Latham & Watkins LLP, counsel for the Company, in form and substance satisfactory to the Managers.

(e) Opinion of Counsel for the Managers. The Managers shall have received from Davis Polk & Wardwell LLP, counsel for the Managers, on each Representation Date, such opinion or opinions, dated such date, with respect to such matters as the Managers may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(f) Officer’s Certificate. The Managers shall have received a certificate, on each Representation Date, dated such date, of an executive officer of the Company in which such officer shall state that: that the signer of such certificate has carefully examined the Registration Statement, the Prospectus and this Agreement and that to the best of his knowledge after reasonable investigation (i) the representations and warranties of the Company contained in this Agreement are true and correct on and as of the date of this Agreement (the “Commencement Date”) with the same effect as if made on the Commencement Date, (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder on or before the Commencement Date and (iii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company’s securities by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act.

(g) Listing. The Shares shall have been approved for listing on NASDAQ, subject only to notice of issuance at or prior to each Settlement Date.

(h) Actively-Traded Security. The Common Stock shall be an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

The Company will furnish the Managers with such conformed copies of such opinions, certificates, letters and documents as the Managers reasonably request. The Managers may in their sole discretion waive compliance with any conditions to the obligations of the Managers hereunder.

6. Indemnification and Contribution. (a) Indemnification of the Managers. The Company will indemnify and hold harmless each of the Managers, its respective partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls the Managers within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Prospectus or any Permitted Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by the Managers specifically for use therein, it being understood and agreed that the only such information furnished by the Managers consists of the information described as such in subsection (b) below.

(b) Indemnification of the Company. Each of the Managers will indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, a “Manager Indemnified Party”), against any losses, claims, damages or liabilities to which such Manager Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Prospectus or any Permitted Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Manager specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Manager Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding (whether or not such Manager Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by such Manager consists of the following information in the Prospectus furnished on behalf of such Manager: the first sentence of the fifth paragraph under the heading “Plan of Distribution” in the Prospectus Supplement.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party other than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party (which shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the applicable Managers on the other from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the applicable Managers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the applicable Managers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total commissions received by the applicable Managers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the applicable Managers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Manager shall be required to contribute any amount in excess of the amount by which the total price at which the Shares sold by it and distributed to the public exceeds the amount of any damages which such Manager has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Company and the Managers agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6(d).

7. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the Managers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Managers, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Shares. If any Shares have been sold hereunder, the representations and warranties in Section 2 and all obligations under Section 4 shall also remain in effect.

8. Notices. Unless specified otherwise herein, all communications hereunder will be in writing and mailed, delivered or faxed and confirmed to the Managers at Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: IBCM Legal, and SunTrust Robinson Humphrey, Inc., 3333 Peachtree Road, NE, 10th Floor, Atlanta, Georgia 30326, Attention: Equity Capital Origination (Fax: 404-926-5940), or, if sent to the Company, will be mailed, delivered or faxed and confirmed to it at 3111 Camino Del Rio North, San Diego, Suite 103, California 92108, Attention: General Counsel; provided, however, that any notice to the Managers pursuant to Section 6 will be mailed, delivered or faxed and confirmed to each of the Managers.

9. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 6, and no other person will have any right or obligation hereunder.

10. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

11. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) No Other Relationship. The Managers have been retained solely to act as sales agents in connection with the purchase and sale of Shares and that no fiduciary, advisory or agency relationship between the Company and the Managers has been created in respect of any of the transactions contemplated by this Agreement or the Prospectus, irrespective of whether the Managers have advised or are advising the Company on other matters;

(b) Arms’ Length Negotiations. The price of the Shares set forth in this Agreement will be established by the Company following discussions and arms’ length negotiations with the Managers and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company has been advised that the Managers and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Managers have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company waives, to the fullest extent permitted by law, any claims it may have against any of the Managers for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Managers shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

12. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Managers with respect to the subject matter thereof.

13. Applicable Law and Waiver of Jury Trial Provisions. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14. Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding, as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Specified Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

15. Termination. (a) The Company shall have the right, by giving written notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) if any of the Shares have been sold through any of the Managers for the Company, then Section 4(i) shall remain in full force and effect, (ii) with respect to any pending sale, through any of the Managers for the Company, the obligations of the Company, including in respect of compensation of the Managers, shall remain in full force and effect notwithstanding the termination and (iii) the provisions of Sections 4(f), 6, 7, 8, 9, 11, 13, 14 and 15 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b) The Managers shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in their sole discretion at any time. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 4(f), 6, 7, 8, 9, 11, 13, 14 and 15 of this Agreement shall remain in full force and effect notwithstanding such termination.

(c) Unless earlier terminated pursuant to this Section 15, this Agreement shall automatically terminate upon the issuance and sale of the Maximum Amount of Shares through the Managers on the terms and subject to the conditions set forth herein; provided that the provisions of Sections 4(f), 6, 7, 8, 9, 11, 13, 14 and 15 of this Agreement shall remain in full force and effect notwithstanding such termination.

(d) This Agreement shall remain in full force and effect unless terminated pursuant to Section 15(a), (b) or (c) above or otherwise by mutual agreement of the parties hereto; provided that any such termination by mutual agreement shall in all cases be deemed to provide that Section 6 and Section 7 shall remain in full force and effect.

(e) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by each of the Managers or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of the Shares, such sale shall settle in accordance with the provisions of Section 3(e) of this Agreement.

16. Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with each Manager’s understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the Managers in accordance with its terms.

Very truly yours,

Encore Capital Group, Inc.

By	/s/ Jonathan Clark
Name: Jonathan Clark
Title: Executive Vice President and Chief Financial Officer

The foregoing Equity Distribution Agreement is

hereby confirmed and accepted as of the date first

above written.

CREDIT SUISSE SECURITIES (USA) LLC

BY:	/s/ Renos Savvides
Name: Renos Savvides
Title: Directors

SUNTRUST ROBINSON HUMPHREY, INC.

BY:	/s/ Jonathan C. Biele
Name: Jonathan C. Biele
Title: Managing Director

SCHEDULE A

Form of Placement Notice

From:	Encore Capital Group, Inc.

To:	[Credit Suisse Securities (USA) LLC]/[SunTrust Robinson Humphrey, Inc.]

Attention:	[●]

Subject:	Placement Notice

Date:	[●], 20[ ]

Ladies and Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Equity Distribution Agreement between Encore Capital Group, Inc., a Delaware corporation (the “Company”), and Credit Suisse Securities (USA) LLC and SunTrust Robinson Humphrey, Inc. (each, a “Manager”), dated August 27, 2018, the Company hereby requests that [Credit Suisse Securities (USA) LLC]/[SunTrust Robinson Humphrey, Inc.], as Manager, sell up to [●] shares of the common stock, $0.01 par value per share, of the Company at a minimum market price of $[●] per share, during the time period beginning [month, day, time] and ending [month, day, time].

A-1

SCHEDULE B

Notice Parties

Authorized officers of the Company:	Jonathan Clark

Scott Goverman

Authorized persons of the Managers:

Credit Suisse Securities (USA) LLC: [                    ]

SunTrust Robinson Humphrey, Inc.: [                    ]